UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 17, 2006
ITC HOLDINGS CORP.
(Exact Name of Registrant as Specified in its Charter)
Commission File Number: 001-32576

Michigan	32-0058047
(State of Incorporation)	(IRS Employer Identification No.)
39500 Orchard Hill Place, Suite 200, Novi, Michigan 48375
(Address of principal executive offices) (zip code)
(Registrant’s telephone number, including area code): (248) 374-7100
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
On May 17, 2006, the Midwest Independent Transmission System Operator Inc. (“MISO”) and International Transmission Company (“ITCTransmission”) jointly filed revised tariff sheets with the Federal Energy Regulatory Commission (“FERC”) to adjust the implementation of ITCTransmission’s Attachment O formula rate. The proposed modification would allow ITCTransmission to recover its expenses and investments in transmission on a current rather than a lagging basis, thereby enhancing ITCTransmission’s ability to continue to rebuild and strengthen the transmission grid in Southeast Michigan. The revised Attachment O would include a true-up mechanism so that customers would pay only the amounts that correspond to ITCTransmission’s revenue requirement. The filing has been assigned FERC Docket No. ER06-1006 and can be accessed at FERC’s website at http://www.ferc.gov and at ITCTransmission’s website at http://www.itctransco.com/news_filings.php. The proposed changes to the Attachment O formula rate are subject to FERC approval, following its standard procedural requirements. There can be no assurance that the modified Attachment O will be approved by FERC in the form submitted by ITCTransmission or as to the timing of the receipt of any such approval.
On May 26, 2006, ITCTransmission’s billed rate of $1.744 per kW/month for the period from June 1, 2006 to May 31, 2007 was posted by MISO. The billed rate is based on ITCTransmission’s Attachment O rate formula as currently in effect and FERC Form 1 data for the year ended December 31, 2005. This information can be accessed on the Internet at http://oasis.midwestiso.org/oasis/DECO.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
May 26, 2006

ITC HOLDINGS CORP.
By:	/s/ Daniel J. Oginsky
Daniel J. Oginsky
Its:	Vice President, General Counsel and Secretary